Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports Second Quarter EXPAREL® Revenue of $15.2 Million and Full Second Quarter 2013 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., August 6, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today provided updates on the commercial success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the quarter ended June 30, 2013.

“The second quarter marks the commencement of the second year of launch, and we are pleased with the strong sales growth and traction of EXPAREL,” said Dave Stack, president, chief executive officer and chairman of Pacira. “Broad market acceptance across a wide range of surgical specialties, bolstered by a series of commercial initiatives and a growing body of clinical evidence, has led to formulary approval and expanded access among both existing and new customers alike.”

Recent Highlights

•                  EXPAREL Commercialization: In the second quarter ended June 30, 2013, EXPAREL sales totaled $15.2 million, up from $10.4 million in the first quarter. Pacira continued its steady expansion, reporting 370 total new accounts in the second quarter, up from 246 new accounts in the previous quarter. Pacira also reported an average of 30 new customers per week for the second quarter of 2013. As of June 30, 2013, 1,435 total accounts ordered EXPAREL since launch, with 104 accounts ordering more than $100,000 of EXPAREL each.

•                  Data Continues to Shift the Pain Control Paradigm and Support the Utility of EXPAREL Among Surgeons and Anesthesiologists

•                  Internal: During the second quarter, the Company announced a new study supporting the use of EXPAREL infiltrated into the transversus abdominis plane (or iTAP) for postsurgical analgesia in abdominal hernia repair.  Additionally, Pacira recently published results from two studies in ileostomy reversal patients, the second and third in its prospective Phase 4 IMPROVE program.

•                  External:  Now that more surgeons and anesthesiologists have experience with EXPAREL, they are beginning to present more of their own findings. In May,

a retrospective study led by Jacob Hutchins, M.D., Director of Perioperative and Interventional Pain Service at the University of Minnesota’s Department of Anesthesiology, was presented on the use of EXPAREL in TAP infiltration for hand-assisted nephrectomies and colorectal procedures at the 2013 Annual Meeting of the American Society of Regional Anesthesia and Pain Medicine (ASRA), showing low pain scores, high patient satisfaction, and no treatment-related adverse events. Data from a study conducted by the University of Texas Health Science Center at the Bariatric Medical Institute comparing the use of EXPAREL to an ON-Q pain ball in patients undergoing bariatric surgery were presented at the 2013 Annual Meeting of the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES), which showed that patients treated with EXPAREL had improved pain scores and required less opioid.

Second Quarter 2013 Financial Results

•                  EXPAREL net product sales for the quarter ended June 30, 2013 totaled $15.2 million, an increase of $12.9 million from the reported $2.3 million for the corresponding period in 2012. This increase in net product sales was driven by a rise in the number of new accounts and an increase of orders within existing accounts, including hospital and ambulatory surgery centers, ordering EXPAREL. Total revenues for the quarter ended June 30, 2013 were $17.1 million compared with $12.3 million for the quarter ended June 30, 2012. This increase was primarily driven by the $12.9 million increase in EXPAREL revenue for the second quarter partially offset by a $6.4 million decrease in collaborative licensing and development revenue due to the recognition of deferred revenue during 2012 associated with the termination of certain licensing agreements.

•                  Total operating expenses for the quarter ended June 30, 2013 were $29.2 million compared with $19.0 million for the quarter ended June 30, 2012, an increase of $10.2 million. Cost of revenues increased $3.5 million primarily due to the cost of EXPAREL product sold. Research and development expenses increased $3.0 million due to clinical development costs for the ongoing pivotal trials of EXPAREL administered as a femoral nerve block for total knee arthroplasty surgery and as an intercostal nerve block for thoracotomy. Selling, general and administrative expenses increased $3.7 million due to greater commercialization efforts for EXPAREL.

•                  Net loss for the quarter ended June 30, 2013 was $14.0 million, or $0.42 per share (based on 33.1 million weighted average shares outstanding), compared to $8.3 million, or $0.27 per share (based on 31.0 million weighted average shares outstanding) for the quarter ended June 30, 2012. As of June 30, 2013, the Company had 33.2 million shares of common stock outstanding.

•                  Pacira ended the second quarter of 2013 with cash and cash equivalents, restricted cash and short-term investments (“cash”) of $97.0 million.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Tuesday, August 6, 2013, at 9 a.m. ET. The call can be accessed by dialing 1-877-299-4454 (domestic) or 1-617-597-5447 (international) five minutes prior to the start of the call and providing the passcode 68982379.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 41170869.  The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL to include nerve block, including the timing and success of an sNDA; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Net product sales	$16,278	$4,981	$27,113	$5,427
Collaborative licensing and development revenue	243	6,600	486	13,090
Royalty revenue	620	763	1,129	1,631
Total revenues	17,141	12,344	28,728	20,148

Operating expenses:
Cost of revenues	10,214	6,685	21,605	13,180
Research and development	4,857	1,872	10,762	3,166
Selling, general and administrative	14,080	10,413	27,017	21,565
Total operating expenses	29,151	18,970	59,384	37,911
Loss from operations	(12,010)	(6,626)	(30,656)	(17,763)

Other (expense) income:
Interest income	72	68	145	131
Interest expense	(1,914)	(494)	(3,433)	(1,008)
Loss on early extinguishment of debt	—	(1,062)	(3,398)	(1,062)
Royalty interest obligation	(161)	(143)	(247)	(425)
Other, net	(18)	(39)	(22)	(63)
Total other expense, net	(2,021)	(1,670)	(6,955)	(2,427)
Loss before income taxes	(14,031)	(8,296)	(37,611)	(20,190)
Income tax benefit	—	—	442	—
Net loss	$(14,031)	$(8,296)	$(37,169)	$(20,190)

Net loss per share:
Basic and diluted net loss per common share	$(0.42)	$(0.27)	$(1.13)	$(0.72)
Weighted average common shares outstanding:
Basic and diluted	33,083,289	30,953,635	32,896,294	28,160,471

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$96,954	$42,573
Accounts receivable, net	7,756	4,352
Inventories	14,221	12,077
Prepaid expenses and other current assets	2,559	1,920
Total current assets	121,490	60,922
Fixed assets, net	42,065	39,116
Goodwill	8,980	8,297
Intangibles, net	2,183	3,208
Other assets	3,712	511
Total assets	$178,430	$112,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,712	$2,569
Accrued expenses	12,260	9,792
Current portion of royalty interest obligation	891	823
Current portion of deferred revenue	972	972
Total current liabilities	15,835	14,156
Long-term debt, net of discount	96,892	25,191
Royalty interest obligation	584	857
Deferred revenue	3,234	3,720
Other liabilities	2,743	2,275
Total stockholders’ equity	59,142	65,855
Total liabilities and stockholders’ equity	$178,430	$112,054